THIS HAS BEEN RETYPED IN ITS ENTIRETY FOR CLARITY


Robison, Hill & Co.
A PROFESSIONAL CORP


INDEPENDANTS AUDITOR'S REPORT

International Reinsurance Co. Ltd.
(a subsidiary of RCC HOLDINGS CORP)


	We have audited the accompanying balance sheets of International Reinsurance Company, Ltd. As of September 30,2002 and June 30,2002 and the related statements of operations and cash flows for the three months ended September 30,2002 and the year ended June 30, 2002 and the statement of changes in stockholder's equity since February 8, 2000 (inception) to September 30, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

	We conducted audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimated made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

	In our opinion, the financial statements referred to about present fairly, in all material respects, the financial position of International Reinsurance Co. Ltd (a subsidiary of RCC HOLDINGS CORP) as of September 20, 2002 and June 30, 2002, and the results of its operation and cash flows for the three months ended September 30, 2002 and the year ended June 30,2002 in conformity with accounting principles generally accepted in the United States.

						Respectfully submitted,


						/s/ Robison, Hill & Co
						Certified Public Accountants


Salt Lake City, UT
October 1, 2002










NOTES TO FINANCIAL STATEMENTS

NOTE 1--ORGANIZATION AND SUMMARY OF SIGNIGICANT ACCOUNTING POLICIES

	This summary of accounting policies for International Reinsurance Co. Ltd. Is presented to assist in understanding the Company's financial statements. The accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

Organization and Basis of Presentation

	The company was incorporated under the laws of the Island of Nevis on February 8, 2000. The Company's fiscal year end is June 30. Since February 8, 2000, the Company is in the development stage, and has not commenced planned principal operations.

Nature of Business

	The Company has no products or services as of September 30, 2002. The Company intends to provide reinsurance policies to licensed insurance companies, throughout the United States and in certain international markets.

Cash and Cash Equivalents

	For the purpose of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

Pervasiveness of Estimates

	The preparation of financial statements in conformity with generally accepted accounting principles required management to make estimates and assumption that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk

	The Company has no significant off-balance sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements.




Depreciation

	Fixed assets are stated at cost. Depreciation and amortization is calculated on a straight-line basis over the estimated useful lives of the assets as follows:

Asset					Rate

Furniture and Fixtures		5-7 years
Office Equipment			3-5 years


	Maintenance and repairs are charged to operations; betterments are capitalized. The cost of property sold or otherwise disposed of and the accumulated depreciation thereon are eliminated from the property and related accumulated depreciation accounts, and any resulting gain or loss is credited or charged to income.

	The Company has adopted the Financial Accounting Standards Board SFAS No. 121, Account for the Impairment of Long-Lived Assets. SFAS
No. 121 addresses the accounting for (i) impairment of long-lived assets, certain identified intangibles and goodwill related to assets to be held and used, and (ii) long-lived assets and certain identifiable intangibles to be disposed of. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles be held and use by an entity be reviewed for impairment whenever events or changed in circumstances indicated that the carrying amount of an asset may not be recoverable. If the sum of the expected future cash flows from the used of the asset and its eventual disposition (un-discounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized.